EXHIBIT 5.1


                                February 6, 2001



Cyber-Care, Inc.
2500 Quantum Lakes Drive
Boynton Beach, FL 33426

Re:   Cyber-Care, Inc.
      Registration Statement on Form S-8

Gentlemen:

      We have represented Cyber-Care, Inc., a Florida corporation ("Company"), in connection with the preparation of a registration statement filed with the Securities and Exchange Commission on Form S-8 ("Registration Statement") relating to the proposed issuance of up to 15,295,967 shares ("Shares") of the Company's common stock, par value $.0025 per share ("Common Stock") issued pursuant Cyber-Care, Inc. 1999 Incentive Stock Option Plan, as amended, the Cyber-Care, Inc. Amended And Restated Directors' And Executive Officers' Stock Option Plan, the Retirement Savings Plan and Trust Heart Labs Of America, Inc. (Former Name Of Cyber-Care, Inc.) 1996 Employee Stock Option Plan Heart Labs Of America, Inc. (Former Name Of Cyber-Care, Inc.) and the 1996 Stock Option Plan for Officers and Directors ("collectively the "Plans"). In this connection, we have examined originals or copies identified to our satisfaction of such documents, corporate and other records, certificates, and other papers as we deemed necessary to examine for purposes of this opinion, including but not limited to the Plans, the Articles of Incorporation of the Company, the Bylaws of the Company, and resolutions of the Board of Directors of the Company.

      We are of the opinion that the Shares will be, when issued pursuant to the Plans, legally issued, fully paid and nonassessable.

      We hereby consent to the filing of this Opinion as an Exhibit to the Registration Statement.

                  Very truly yours,

                  /S/ Brewer & Pritchard, P.C.

                  BREWER & PRITCHARD, P.C.